Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 18, 2004, except for Note 18, for which the date is December 21, 2004, relating to the consolidated financial statements and financial statement schedule of Ryerson Tull, Inc. (the “Company”), which appears in the Current Report on Form 8-K of the Company dated December 23, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 26, 2005